Exhibit 99.1

Popular, Inc. Reports Financial Results for the Quarter and Six Months Ended June 30, 2010

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--July 23, 2010--Popular, Inc. (“the Corporation”) (NASDAQ:BPOP) reported a net loss of $55.8 million for the quarter ended June 30, 2010, compared with a net loss of $85.1 million for the quarter ended March 31, 2010, and a net loss of $183.2 million for the quarter ended June 30, 2009. For the six months ended June 30, 2010, the Corporation’s net loss totaled $140.9 million, compared to a net loss of $235.7 million for the same period in 2009.

Refer to the accompanying Exhibit A - Financial Summary for “per common share” information and key performance ratios. Also, refer to Exhibit B for summarized statements of operations by reportable segments.

“This quarter saw the culmination of various actions that we have taken to strengthen our capital position and core banking franchise in Puerto Rico,” said Richard L. Carrión, Chairman of the Board, President and Chief Executive Officer of Popular, Inc. “While we are still operating in a difficult credit scenario, we strongly believe these actions have positioned Popular to benefit from a consolidated banking sector in Puerto Rico and a turn in the credit cycle.”

Significant Events for the Second Quarter of 2010:

  Capital issuance of $1.15 billion through the sale and subsequent conversion of depositary shares representing interests in shares of contingent convertible perpetual non-cumulative preferred stock into common stock. This transaction resulted in the issuance of over 383 million additional shares of common stock in May 2010 upon conversion. The net proceeds from the public offering amounted to approximately $1.1 billion, after deducting the underwriting discount and estimated offering expenses.

  Acquisition of certain assets and assumption of certain liabilities of Westernbank Puerto Rico by Banco Popular de Puerto Rico (“BPPR”), a wholly-owned subsidiary of Popular, Inc., from the Federal Deposit Insurance Corporation (“FDIC”) on April 30, 2010. As a result of the FDIC-assisted transaction, the Corporation’s total assets at April 30, 2010 increased by $8.2 billion, principally consisting of a loan portfolio with an estimated fair value of $4.3 billion ($8.6 billion unpaid principal balance prior to purchase accounting adjustments) and a $3.3 billion FDIC loss share indemnification asset. Liabilities with a fair value of approximately $8.3 billion were recognized at the acquisition date, including $2.4 billion of assumed deposits, a $5.8 billion five-year purchase money note issued to the FDIC and an equity appreciation instrument issued to the FDIC with an estimated fair value of $52.5 million at April 30, 2010. The equity appreciation instrument provides the FDIC with the opportunity to receive a cash payment from the Corporation based on the common stock price of the Corporation during the one-year period ending April 30, 2011. The purchase money note is secured by a majority of the loans covered under the FDIC loss sharing agreements.

  An essential and significant element of the FDIC-assisted transaction is the loss sharing agreements between BPPR and the FDIC. The FDIC is required to reimburse BPPR for 80% of losses with respect to covered assets, including losses incurred on $8.5 billion of acquired covered loans (the “covered loans”) at April 30, 2010, subject to compliance with certain guidelines and timeframes established under the loss sharing agreements. As indicated earlier, as part of the loan portfolio fair value estimation, the Corporation established an FDIC loss share indemnification asset at April 30, 2010 for $3.3 billion, which represents the present value of the estimated losses on covered loans and certain other covered assets to be reimbursed by the FDIC under the loss sharing agreements.

  Refer to the Corporation’s Form 8-K/A filed on July 16, 2010 for additional information with respect to this FDIC-assisted transaction, including a statement of assets acquired and liabilities assumed and notes to the financial statement.

  The assets acquired and liabilities assumed were recorded at estimated fair value as of the April 30, 2010 transaction date. These fair value estimates are considered preliminary, and are subject to change for up to one year after the closing date of the acquisition as additional information relative to closing date fair values may become available. The application of the purchase method of accounting resulted in preliminary goodwill of $106 million. Such goodwill represents the excess of the estimated fair value of the liabilities assumed and additional consideration paid over the estimated fair value of the assets acquired.

  Signed an agreement to sell a 51% interest in Popular’s processing business, including EVERTEC and the merchant banking business of BPPR. The expected after-tax book gain on the sale is estimated at $600 million. The net cash proceeds to be received by Popular after paying for transaction costs and taxes are estimated at approximately $600 million. This transaction will enhance further the level and composition of the Corporation’s regulatory capital position. The closing of the transaction is currently expected to be completed in the third quarter of 2010 and is subject to various conditions and regulatory approvals. Refer to the Corporation’s Form 8-K filed with the Securities and Exchange Commission on July 8, 2010 for additional information regarding transaction terms and structure.

Significant variances in financial results for the quarter ended June 30, 2010, compared with March 31, 2010:

  Net interest income increased by $10.1 million, while the net interest yield declined from 3.44% for the first quarter of 2010 to 3.21% for the second quarter of 2010.
  The provision for loan losses decreased by $37.9 million, which reflects lower net charge-offs by $22.1 million, mainly in the United States consumer and commercial loan portfolios, and in the Puerto Rico consumer loan portfolio, combined with higher reserve provisioning during the first quarter of 2010, particularly for the commercial loan sector. Also, the decrease in the provision for loan losses for the second quarter of 2010 relates, in part, to a reduction of approximately $612 million in loans held-in-portfolio, excluding loans covered by FDIC loss sharing agreements (the “covered loans”), principally in the U.S. mainland. Excluding covered loans, the ratio of allowance for loan losses to loans held-in-portfolio was 5.68% as of June 30, 2010, compared with 5.53% as of March 31, 2010.
  Non-interest income increased by $58.0 million, of which $47.7 million pertained to accretion of the FDIC loss share indemnification asset and the mark-to-market adjustment of the equity appreciation instrument related with the Westernbank FDIC-assisted transaction.
  Total operating expenses increased by $47.5 million, with the Westernbank business unit accounting for approximately $20.6 million of the total increase. Higher operating expenses were primarily in personnel costs, professional fees, and write-downs in other real estate owned, among other factors.
  Income tax expense of $20.0 million for the second quarter of 2010, compared to a tax benefit of $9.3 million for the first quarter of 2010.

Reconciliation of loss per common share:

The following table provides a reconciliation of (loss) income per common share (“EPS”) for the quarters ended June 30, 2010, March 31, 2010 and June 30, 2009 and for the six months ended June 30, 2010 and 2009:

	Quarter ended			Six months ended
(In thousands, except per share information)	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Net loss from continuing operations	($55,828)	($85,055)	($176,583)	($140,883)	($219,159)
Net loss from discontinued operations	-	-	(6,599)	-	(16,545)
Preferred stock dividends	-	-	(22,915)	-	(45,831)
Deemed dividend on preferred stock	(191,667)	-	-	(191,667)	-
Preferred stock discount accretion	-	-	(1,713)	-	(3,475)
Net loss applicable to common stock	($247,495)	($85,055)	($207,810)	($332,550)	($285,010)
Average common shares outstanding	853,010,208	639,003,599	281,888,394	746,598,082	281,861,563
Average potential common shares	-	-	-	-	-
Average common shares outstanding – assuming dilution	853,010,208	639,003,599	281,888,394	746,598,082	281,861,563
Basic and diluted loss per common share from continuing operations	($0.29)	($0.13)	($0.71)	($0.45)	($0.95)
Basic and diluted loss per common share from discontinued operations	-	-	($0.03)	-	($0.06)
Total basic and diluted loss per common share	($0.29)	($0.13)	($0.74)	($0.45)	($1.01)

As indicated earlier, during the second quarter of 2010, depositary shares representing an interest in contingent convertible perpetual non-cumulative preferred stock, Series D, (the “Preferred Stock”) was converted into common stock upon shareholder approval of a charter amendment to increase the Corporation’s authorized shares of common stock in May 2010. This approval triggered the conversion of the Preferred Stock into approximately 383 million shares of common stock. Accordingly, the conversion resulted in a non-cash beneficial conversion of $191.7 million, representing the intrinsic value between the conversion rate of $3.00 and the common stock closing price of $3.50 on April 13, 2010, the date the Preferred Stock was offered. The conversion was recorded as a deemed dividend to the preferred shareholders, with a corresponding offset to retained earnings, and did not affect total shareholders’ equity or the book value of the common stock. However, the deemed dividend on preferred stock increased the net loss attributable to common shareholders and affected the calculation of basic and diluted net loss per common share for the quarter and six months ended June 30, 2010.

Net Interest Income

Net interest income for the second quarter of 2010 was $279.0 million, compared with $268.9 million for the first quarter of 2010 and $283.1 million for the second quarter of 2009.

The following table summarizes the principal changes in average earning assets and funding sources and their corresponding yields and costs for the quarters ended June 30, 2010, March 31, 2010 and June 30, 2009.

	Average Balances			Average Yields / Costs
(Dollars in billions)	2nd Quarter 2010	1st Quarter 2010	2nd Quarter 2009	2nd Quarter 2010	1st Quarter 2010	2nd Quarter 2009
Money market, trading and investment securities	$9.3	$8.1	$9.6	3.06%	3.57%	3.72%
Loans:
Commercial (a)	13.6	14.2	15.4	4.84	4.85	4.87
Mortgage	4.6	4.5	4.5	5.75	6.13	6.30
Consumer	3.9	4.0	4.4	10.31	10.31	9.91
Lease financing	0.6	0.7	0.7	8.68	8.71	8.30
Total loans, excluding covered loans	22.7	23.4	25.0	6.07	6.14	6.12
Covered loans	2.8	-	-	6.09	-	-
Total earning assets	$34.8	$31.5	$34.6	5.26%	5.48%	5.45%

Interest bearing deposits	$22.2	$21.1	$22.7	1.64%	1.78%	2.27%
Borrowings	8.7	5.1	5.9	4.00	5.22	4.02
Total interest bearing liabilities	30.9	26.2	28.6	2.31	2.45	2.63
Non-interest bearing sources of funds	3.9	5.3	6.0
Total funds	$34.8	$31.5	$34.6	2.05%	2.04%	2.18%
Net interest spread				2.95%	3.03%	2.82%
Net interest yield (b)				3.21%	3.44%	3.27%
(a) Includes commercial construction loans
(b) Not on a taxable equivalent basis

Net interest yield for the quarter ended June 30, 2010 decreased by 23 basis points, compared with the quarter ended March 31, 2010. The decrease in net interest yield was driven mostly by excess liquidity available from the capital issuance that is temporarily invested in money markets with the Federal Reserve at a low yield and due to the funding of the FDIC loss share indemnification asset of $3.3 billion that is being funded with interest bearing liabilities, particularly the purchase money note issued to the FDIC and assumed deposits. The reduction in the costs of deposits, mainly certificates of deposit and money market accounts, assisted in mitigating reductions in the mortgage loan yields and the increase in the cost of repurchase transactions and certain long-term borrowings.

The increase in average earning assets for the quarter ended June 30, 2010, compared with the quarter ended March 31, 2010 was mostly due to the covered loans acquired in the Westernbank FDIC-assisted transaction that contributed with an average loan volume of $2.8 billion for the quarter ended June 30, 2010, net of fair value adjustments. Also, the increase in average earning assets was due to a greater volume of money market investments by $1.3 billion, which represents mostly the excess liquidity available from the capital issuance. Excluding the covered loans, the increase in earning assets was partially offset by a reduction in commercial and construction loans in part due to lower loan origination activities in credit markets that continue to be tight, loan portfolios running-off in certain business areas which the Corporation exited, and loans charged-off. As shown in the preceding table, the Corporation also experienced an increase in average deposits during the second quarter of 2010, principally certificates of deposits, particularly from the deposits assumed as part of the Westernbank FDIC-assisted transaction. Borrowings also increased due to the purchase money note issued to the FDIC.

The decrease in net interest income for the second quarter of 2010, compared with the same quarter of 2009, was primarily due to higher interest expense resulting from an increase in borrowed funds, particularly the purchase money note issued to the FDIC with a fixed rate of 2.50%, and a higher volume of money market investments by $0.9 billion at low yields, resulting mostly from the previously mentioned capital issuance, partially offset by a decline in average interest bearing deposits. Despite the increase in volume due to the assumed deposits in the Westernbank FDIC-assisted transaction, the Corporation’s deposit volume had declined in the past year in part due to deleverage, which was driven by a reduction in the earning assets funded by such deposits. The decline in the average volume of non-FDIC covered loans presented in the preceding table was principally in commercial and consumer loans. This was influenced by lower origination activity, loan charge-offs, and the impact of the run-off of certain portfolios related to the downsizing or discontinuance of certain loan origination units in the U.S. mainland. The decline in investments securities was influenced by deleveraging strategies. The above variances in earning assets were partially offset by the increase in average volume of earning assets due to the covered loans.

The improvement in the net interest spread for the second quarter of 2010, compared with the same quarter in 2009 was due to a lower decline in the yield of earning assets compared with the reduction in the cost of funds, principally deposits. The reduction in the net interest yield was also influenced by the explanations provided for the comparative results for the quarters ended June 30, 2010 and March 31, 2010, principally those related to the money market investments and the funding of the FDIC loss share indemnification asset.

Credit Quality

As previously indicated, excluding FDIC covered loans, the Corporation’s allowance for loan losses represented 5.68% of loans held-in-portfolio as of June 30, 2010, compared with 5.53% as of March 31, 2010 and 4.66% as of June 30, 2009. The covered loans were recognized at fair value as of April 30, 2010, which included the impact of expected credit losses and therefore, no allowance for credit losses was recorded at the acquisition date. To the extent credit deterioration occurs after the date of acquisition, the Corporation would record an allowance for loan losses. Also, the Corporation would record an increase in the FDIC loss share indemnification asset for the expected reimbursement from the FDIC under the loss sharing agreements. Management determined that there was no need to record an allowance for loan losses on the covered loans as of June 30, 2010 considering that cash flows expected to be collected on the covered loans are not less than anticipated at April 30, 2010.

Provision for Loan Losses

The provision for loan losses totaled $202.3 million or 100% of net charge-offs for the quarter ended June 30, 2010, compared with $240.2 million or 107% of net charge-offs for the quarter ended March 31, 2010, and $349.4 million or 134% of net charge-offs for the quarter ended June 30, 2009.

The lower provision for loan losses for the second quarter of 2010, compared with the first quarter of 2010, was the result of a $51.8 million decrease in the provision related to the U.S. mainland loan portfolios partially offset by a $13.9 million increase in the Puerto Rico operations. The U.S. mainland operations experienced lower net charge-offs in the second quarter of 2010 by $23.4 million, principally home equity lines of credit, closed-end second mortgages, and certain commercial loan segments. These portfolios required lower reserves due to improved performance. The provision increase in the Puerto Rico operations was primarily attributed to higher specific reserves for commercial and construction loans considered impaired as of June 30, 2010. Also, the decrease in the provision for loan losses for the quarter ended June 30, 2010 when compared to the quarter ended March 31, 2010 was influenced by the reduction in the volume of loans held-in-portfolio, principally in the U.S. mainland.

When compared with the second quarter of 2009, the provision for loan losses for the second quarter of 2010 decreased by $147.2 million. This decrease in the provision for loan losses was mainly the result of higher amounts provisioned during 2009, particularly for commercial and construction loans, U.S. mainland non-conventional residential mortgage loans and home equity lines of credit, combined with specific reserves recorded for loans considered impaired. The deteriorated conditions of the Puerto Rico and U.S. economies that prevailed during 2009, declines in property values, and slowdown in consumer spending, negatively impacted the Corporation’s net charge-offs and non-performing assets levels, thus requiring substantial reserve increases in 2009. Since June 30, 2009, loans held-in-portfolio, excluding covered loans, decreased by approximately $2.1 billion, particularly in the commercial, construction and consumer loan portfolios. This decrease in the loan portfolio also contributed to the lower level of provision for loan losses for the second quarter of 2010.

The following table summarizes the changes in the allowance for loan losses for the periods indicated:

	Quarters ended			Six months ended
(In thousands)	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Balance as of the beginning of the period	$1,277,036	$1,261,204	$1,057,125	$1,261,204	$882,807
Provision for loan losses	202,258	240,200	349,444	442,458	721,973
	1,479,294	1,501,404	1,406,569	1,703,662	1,604,780
Net charge-offs:
Commercial	71,138	79,117	69,878	150,255	111,214
Construction	53,556	51,438	76,534	104,994	121,342
Lease financing	3,091	3,934	4,120	7,025	9,078
Mortgage	26,150	27,374	24,633	53,524	55,781
Consumer	48,343	62,505	85,165	110,848	161,126
Total net charge-offs	202,278	224,368	260,330	426,646	458,541
Balance as of the end of the period	$1,277,016	$1,277,036	$1,146,239	$1,277,016	$1,146,239
Note: There was no further credit deterioration requiring an allowance for loan losses related to the loans acquired in the Westernbank FDIC-assisted transaction from April 30, 2010 to June 30, 2010.

The following table presents annualized net charge-offs to average loans held-in-portfolio, excluding covered loans:

	Quarters ended			For the six months ended
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Commercial	2.37%	2.54%	2.11%	2.46%	1.66%
Construction	13.79	12.30	14.46	13.02	11.25
Lease financing	1.93	2.39	2.25	2.17	2.49
Mortgage	2.31	2.43	2.27	2.37	2.55
Consumer	4.97	6.27	7.73	5.65	7.17
Total	3.58%	3.85%	4.19%	3.72%	3.65%
Note: Average loans held-in-portfolio exclude covered loans acquired in the Westernbank FDIC-assisted transaction which were recorded at fair value on date of acquisition.

The decrease in consumer loans net charge-offs for the quarter ended June 30, 2010, compared with the quarter ended March 31, 2010, was primarily associated with E-LOAN’s home equity lines of credit and closed-end second mortgages, which represent loan portfolios that are running-off. These portfolios have experienced improvements in delinquency trends, particularly as compared to 2009. Consumer loans net charge-offs in the BPPR reportable segment decreased in the second quarter of 2010, compared with the first quarter of 2010, continuing to reflect stable performance in some portfolios.

The decrease in commercial loan net charge-offs for the quarter ended June 30, 2010, compared to the previous quarter, was attributed to the Banco Popular North America (“BPNA”) reportable segment by $7.1 million, and the BPPR reportable segment by $0.9 million. This positive variance was primarily associated with certain U.S. commercial loan segments, particularly small business portfolios, which have shown improved performance in terms of delinquency and losses. Despite the decrease in net charge-offs as compared to the quarter ended March 31, 2010, the commercial loan portfolio at the BPPR reportable segment continues to reflect higher delinquencies due to the prolonged recession in Puerto Rico.

The decrease in mortgage loan net charge-offs for the quarter ended June 30, 2010, compared with the quarter ended March 31, 2010, was mainly related to the U.S. mainland non-conventional mortgage business. Such reduction was partially offset by an increase in the BPPR reportable segment, which has continued to be negatively impacted by the sustained economic deterioration in Puerto Rico. The Corporation’s mortgage loan annualized net charge-off to average mortgage loans held-in-portfolio in Puerto Rico and the U.S. mainland operations for the quarter ended June 30, 2010 were 0.75% and 5.83%, respectively, compared with 0.47% and 6.59% for the quarter ended March 31, 2010.

Construction loans net charge-offs experienced an increase of approximately $2 million during the quarter ended June 30, 2010 when compared with the first quarter of 2010. In the BPPR reportable segment, the construction loan net charge-offs increased by $4.8 million, while in the BPNA reportable segment there was a decline of $2.7 million. The increase in construction loans net charge-offs at the BPPR reportable segment was mainly related to low absorption rates and the continued declines in property values in Puerto Rico. Most of these construction loans were previously identified as impaired loans and specific reserves were established in prior quarters.

Non-performing assets

The following table presents non-performing assets by type and non-performing loans as a percentage of loans held-in-portfolio (“HIP”):

(Dollars in thousands)	June 30, 2010	As a percentage of loans HIP by category (2)	March 31, 2010	As a percentage of loans HIP by category	June 30, 2009	As a percentage of loans HIP by category
Commercial	$801,378	6.8%	$836,509	6.8%	$686,150	5.2%
Construction	843,806	56.4	852,095	52.6	767,029	37.7
Lease financing	7,548	1.2	7,837	1.2	11,825	1.6
Mortgage	613,838	13.1	558,384	12.0	441,773	9.9
Consumer	63,021	1.6	58,431	1.5	71,413	1.7
Total non-performing loans, excluding covered loans	2,329,591	10.4%	2,313,256	10.0%	1,978,190	8.0%
Other real estate owned (“OREO”), excluding covered OREO	142,372		134,887		105,553
Total non-performing assets, excluding covered assets	2,471,963		2,448,143		2,083,743
Covered loans and OREO (1)	174,008		-		-
Total non-performing assets	$2,645,971		$2,448,143		$2,083,743
Excluding covered loans
Non-performing assets to total assets	6.44%		7.24%		5.71%
Allowance for loan losses to loans held-in-portfolio	5.68		5.53		4.66
Allowance for loan losses to non-performing loans	54.82		55.21		57.94
Including covered loans
Non-performing assets to total assets	6.23%		7.24%		5.71%
Allowance for loan losses to loans held-in-portfolio	4.81		5.53		4.66
Allowance for loan losses to non-performing loans	52.61		55.21		57.94

(1) The amount consists of $98 million in non-performing covered loans accounted under ASC Subtopic 310-20 and $76 million in covered OREO. It excludes covered loans accounted for under ASC Subtopic 310-30 as they are considered to be performing due to the application of the accretion method, in which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analyses.

(2) Loans held-in-portfolio used in the computation exclude $4.1 billion in covered loans as of June 30, 2010.

Non-performing assets - Non-covered loan portfolio

The increase in non-performing loans from March 31, 2010 to June 30, 2010 was concentrated in residential mortgage loans, principally in the BPPR reportable segment by $44 million. Deteriorated economic conditions in Puerto Rico have continued to adversely impact mortgage delinquency rates. At the consolidated level, the commercial and construction non-performing loans decreased by $35 million and $8 million, respectively. Commercial loans in non-performing status in the BPNA reportable segment decreased by $43 million, mainly related to certain commercial real estate loans which were paid off during the second quarter of 2010. This decrease was offset by an increase in the BPPR reportable segment of $8 million as a result of weakened economic conditions. The decrease in construction non-performing loans from March 31, 2010 to June 30, 2010 was primarily attributable to BPNA. Consumer loans in non-performing status increased mainly in the BPNA reportable segment by $3 million. Lease financing non-performing loans as of June 30, 2010 reported a slight decrease as compared to the previous quarter. The increase in total non-performing loans as a percentage of total loans held-in-portfolio from March 31, 2010 to June 30, 2010 was mostly influenced by the rise in the level of non-performing mortgage loans in Puerto Rico. Refer to the Balance Sheet Comments section of this news release for a breakdown of the loan portfolio by major loan categories.

Non-performing assets – FDIC covered loan portfolio

Loans acquired in the Westernbank FDIC-assisted transaction, except for revolving credit lines, are accounted for by the Corporation in accordance with ASC Subtopic 310-30, “Loans and Debt Securities Acquired with Deteriorated Credit Quality.” Under ASC Subtopic 310-30, the covered loans acquired from the FDIC were aggregated into pools based on similar characteristics. Each loan pool is accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows. The covered loans which are accounted for under ASC Subtopic 310-30 by the Corporation are not reported as non-performing and will continue to have an accretable yield as long as there is a reasonable expectation about the timing and amount of cash flows expected to be collected.

Revolving lines of credit acquired as part of the Westernbank FDIC-assisted transaction are to be accounted for under the guidance of ASC Subtopic 310-20, which requires that any differences between the contractually required loan payment receivable in excess of the Corporation’s initial investment in the loans be accreted into interest income on a level-yield basis over the life of the loan. Loans accounted for under ASC Subtopic 310-20 are placed on non-accrual status when past due in accordance with the Corporation’s non-accruing policy and any accretion of discount is discontinued. These FDIC covered non-performing assets were written-down to their estimated fair value on their acquisition date, incorporating an estimate of future expected cash flows. To the extent actual or projected cash flows are less than originally estimated, additional provisions for loan losses on the covered loan portfolio will be recognized; however, these provisions would be mostly offset by a corresponding increase in the FDIC loss share indemnification asset.

Allowance for Loan Losses

The following table sets forth information concerning the composition of the Corporation's allowance for loan losses (“ALLL”) as of June 30, 2010, March 31, 2010 and June 30, 2009 by loan category and by whether the allowance and related provisions were calculated individually pursuant to the requirements for specific impairment or through a general valuation allowance. As indicated earlier, the covered loans were recorded at fair value as of April 30, 2010. Under the accounting guidance of ASC Subtopic 310-30, subsequent to acquisition, decreases in expected principal cash flows on the covered loans are recorded as part of the Corporation’s allowance for loan losses. As previously indicated, the Corporation determined that as of June 30, 2010 there was no need to record an allowance for loan losses on the loans acquired in the Westernbank FDIC-assisted transaction considering that cash flows expected to be collected on the covered loans are not less than anticipated at April 30, 2010

June 30, 2010
(Dollars in thousands)	Commercial	Construction	Lease Financing	Mortgage	Consumer	Total
Specific ALLL	$132,753	$188,949	-	$61,737	-	$383,439
Impaired loans (1)	644,575	816,471	-	278,025	-	1,739,071
Specific ALLL to impaired loans	20.60%	23.14%	-	22.21%	-	22.05%
General ALLL	$345,712	$139,593	$16,799	$118,175	$273,298	$893,577
Loans held-in-portfolio, excluding impaired loans (1)	11,141,660	679,145	636,913	4,410,630	3,858,969	20,727,317
General ALLL to loans held-in-portfolio, excluding impaired loans	3.10%	20.55%	2.64%	2.68%	7.08%	4.31%
Total ALLL	$478,465	$328,542	$16,799	$179,912	$273,298	$1,277,016
Total loans held-in-portfolio (1)	11,786,235	1,495,616	636,913	4,688,655	3,858,969	22,466,388
ALLL to loans held-in-portfolio	4.06%	21.97%	2.64%	3.84%	7.08%	5.68%
(1) Excludes covered loans from the Westernbank FDIC-assisted transaction.

March 31, 2010
(Dollars in thousands)	Commercial	Construction	Lease Financing	Mortgage	Consumer	Total
Specific ALLL	$120,419	$160,395	-	$64,791	-	$345,605
Impaired loans	662,697	841,043	-	251,239	-	1,754,979
Specific ALLL to impaired loans	18.17%	19.07%	-	25.79%	-	19.69%
General ALLL	$342,023	$186,849	$18,653	$100,081	$283,825	$931,431
Loans held-in-portfolio, excluding impaired loans	11,587,894	777,785	653,734	4,397,984	3,905,923	21,323,320
General ALLL to loans held-in-portfolio, excluding impaired loans	2.95%	24.02%	2.85%	2.28%	7.27%	4.37%
Total ALLL	$462,442	$347,244	$18,653	$164,872	$283,825	$1,277,036
Total loans held-in-portfolio	12,250,591	1,618,828	653,734	4,649,223	3,905,923	23,078,299
ALLL to loans held-in-portfolio	3.77%	21.45%	2.85%	3.55%	7.27%	5.53%

June 30, 2009
(Dollars in thousands)	Commercial	Construction	Lease Financing	Mortgage	Consumer	Total
Specific ALLL	$85,608	$197,898	-	$29,584	-	$313,090
Impaired loans	522,678	781,910	-	140,299	-	1,444,887
Specific ALLL to impaired loans	16.38%	25.31%	-	21.09%	-	21.67%
General ALLL	$239,004	$145,910	$29,934	$102,331	$315,970	$833,149
Loans held-in-portfolio, excluding impaired loans	12,555,829	1,251,537	730,396	4,304,199	4,319,214	23,161,175
General ALLL to loans held-in-portfolio, excluding impaired loans	1.90%	11.66%	4.10%	2.38%	7.32%	3.60%
Total ALLL	$324,612	$343,808	$29,934	$131,915	$315,970	$1,146,239
Total loans held-in-portfolio	13,078,507	2,033,447	730,396	4,444,498	4,319,214	24,606,062
ALLL to loans held-in-portfolio	2.48%	16.91%	4.10%	2.97%	7.32%	4.66%

The allowance for loan losses as of June 30, 2010 remained relatively unchanged on a dollar basis, as compared to the previous quarter, but increased by 15 basis points as a percentage of loans held-in-portfolio, excluding covered loans. The construction loan portfolio continues to maintain the highest allowance coverage mainly due to the continued deterioration of economic and housing market conditions in Puerto Rico. The increase in the allowance for loan losses for the commercial loan portfolio as of June 30, 2010 was mainly attributed to BPNA’s commercial real estate portfolio considering that this market has remained under stress. The increase in the allowance for loan losses for mortgage loans from March 31, 2010 to June 30, 2010 was influenced by the increasing level of delinquent mortgages, increasing loan modifications, and high loss severity. The reduction in the allowance for loan losses for the consumer loan portfolio continues to be driven by recent improved performance trends in certain portfolios combined with portfolio reductions in the Puerto Rico and U.S. mainland operations.

The Corporation’s recorded investment in commercial, construction and mortgage loans that were individually evaluated for impairment, excluding FDIC acquired covered loans, and the related allowance for loan losses as of June 30, 2010, March 31, 2010, and June 30, 2009 were:

	June 30, 2010		March 31, 2010		June 30, 2009
(In millions)	Recorded Investment	Allowance for loan losses	Recorded Investment	Allowance for loan losses	Recorded Investment	Allowance for loan losses
Impaired loans:
Allowance for loan losses required	$1,349.5	$383.4	$1,329.0	$345.6	$1,034.4	$313.1
No allowance for loan losses required	389.6	-	426.0	-	410.5	-
Total impaired loans	$1,739.1	$383.4	$1,755.0	$345.6	$1,444.9	$313.1

The following tables set forth an analysis of the activity in the specific reserves for impaired loans for the quarters ended June 30, 2010, March 31, 2010 and June 30, 2009:

	For the quarter ended June 30, 2010
(In thousands)	Commercial Loans	Construction Loans	Mortgage Loans	Total
Specific ALLL as of March 31, 2010	$120,419	$160,395	$64,791	$345,605
Provision for impaired loans	46,520	82,934	1,075	130,529
Less: Charge-offs	34,186	54,380	4,129	92,695
Specific ALLL as of June 30, 2010	$132,753	$188,949	$61,737	$383,439

	For the quarter ended March 31, 2010
(In thousands)	Commercial Loans	Construction Loans	Mortgage Loans	Total
Specific ALLL as of December 31, 2009	$108,769	$162,907	$52,211	$323,887
Provision for impaired loans	50,750	48,429	18,981	118,160
Less: Charge-offs	39,100	50,941	6,401	96,442
Specific ALLL as of March 31, 2010	$120,419	$160,395	$64,791	$345,605

	For the quarter ended June 30, 2009
(In thousands)	Commercial Loans	Construction Loans	Mortgage Loans	Total
Specific ALLL as of March 31, 2009	$79,927	$177,208	$22,061	$279,196
Provision for impaired loans	31,402	97,093	12,726	141,221
Less: Charge-offs	25,721	76,403	5,203	107,327
Specific ALLL as of June 30, 2009	$85,608	$197,898	$29,584	$313,090

As of June 30, 2010, the Corporation’s specific allowance for loans losses increased by $37.8 million when compared with March 31, 2010. This increase is the net result of an increase in the BPPR reportable segment of $50.1 million, partially offset by a decrease of $12.3 million in the BPNA reportable segment. The increase in the BPPR reportable segment was primarily attributed to the construction loan portfolio based on updated appraisals. The decrease in specific reserves at the BPNA reportable segment was related to impairment charge-offs combined with reductions in non-performing loans, particularly in the commercial and construction loan portfolios. For the quarter ended June 30, 2010, total charge-offs for individually evaluated impaired loans amounted to approximately $92.7 million, of which $49.4 million pertained to the BPPR reportable segment and $43.3 million to the BPNA reportable segment. Most of these charge-offs were related to the commercial and construction loan portfolios.

Due to the weakened economic conditions, the Corporation’s credit quality will continue under stress in 2010, principally in the commercial real estate, construction and mortgage loan portfolios, primarily in Puerto Rico. The sustained economic downturn could result in further deterioration in property values, particularly in Puerto Rico.

Non-interest Income

Non-interest income totaled $215.9 million for the quarter ended June 30, 2010 compared with $157.9 million for the quarter ended March 31, 2010 and $225.8 million for the quarter ended June 30, 2009.

The increase of $58.0 million in non-interest income for the quarter ended June 30, 2010, compared with the quarter ended March 31, 2010, was principally due to a favorable change in the fair value of the equity appreciation instrument issued to the FDIC of $24.4 million from April 30, 2010 to June 30, 2010. The reduction in the estimated fair value of the equity appreciation instrument was primarily due to a decrease in the price of the Corporation’s common stock. The increase in non-interest income was also due to $23.3 million recognized for the two-month accretion of the FDIC loss share indemnification asset. The estimated fair value of the FDIC loss share indemnification asset was determined by discounting the projected cash flows related to the loss sharing agreements based on expected reimbursements, primarily for credit losses on covered assets. The time value of money incorporated into the present value computation is accreted into earnings over the life of the loss sharing agreements.

Service charges on deposit accounts and other service fees derived from the Westernbank’s acquired assets and assumed deposits totaled $4.6 million for the two-month period ended June 30, 2010.

The decrease of $10.0 million in non-interest income for the quarter ended June 30, 2010, compared with the same quarter in 2009, was mostly driven by lower net gains on the sale and valuation adjustments of investment securities by $53.3 million. Non-interest income for the second quarter of 2009 included $52.3 million in gains from the sale of equity securities by the BPPR and EVERTEC reportable segments. This variance was principally offset by the aforementioned non-interest income recognized in the quarter ended June 30, 2010 on the equity appreciation instrument and the FDIC loss share indemnification asset.

Operating Expenses

Operating expenses totaled $328.4 million for the quarter ended June 30, 2010, compared with $280.9 million for the quarter ended March 31, 2010 and $330.6 million for the quarter ended June 30, 2009.

The increase of $47.5 million in operating expenses for the second quarter of 2010, compared with the first quarter of 2010, was principally in personnel costs by $17.1 million, other operating expenses by $17.8 million, and professional fees by $7.2 million.

The Westernbank business unit of BPPR added approximately $20.6 million to the Corporation’s total operating expenses during the second quarter of 2010. These expenses included personnel costs of $8.6 million, professional fees of $3.8 million, net occupancy of $2.0 million and equipment expenses of $1.1 million. These costs included acquisition and integration costs. Currently, there are 376 employees of Westernbank occupying permanent positions and approximately 1,000 working on temporary positions. The Corporation expects to substantially reduce Westernbank’s personnel costs after achievement of branch and operational synergies and the system conversions are completed, which are estimated to be completed prior to the end of 2010.

Besides the increase in operating expenses resulting from the Westernbank FDIC-assisted transaction, the increase for the quarter ended June 30, 2010, compared with the quarter ended March 31, 2010, of $26.9 million was mostly associated with an increase in personnel costs of $8.5 million, which included severance payments, higher commissions in the retail business of the Corporation’s investment banking operations and higher pension plan expenses due to termination of the Banco Popular North America’s pension plan. Excluding expenses related to the Westernbank business unit and the increase of $8.5 million in personnel costs explained above, other operating expense categories increased by $18.4 million, principally due to unfavorable valuation adjustments on commercial other real estate owned properties.

Operating expenses for the quarter ended June 30, 2010 decreased by $2.2 million compared with the same quarter of the previous year. Increases in operating expenses from the aforementioned Westernbank FDIC-assisted transaction were partially offset by lower personnel costs and other operating expenses that resulted from the downsizing of the U.S. operations and cost control initiatives, as well as lower FDIC deposit insurance premiums in the second quarter of 2010. Operating expenses for the quarter ended June 30, 2009 included the $16.7 million FDIC deposit insurance special assessment.

Income Taxes

Income tax expense amounted to $20.0 million for the quarter ended June 30, 2010, compared with an income tax benefit of $9.3 million for the quarter ended March 31, 2010 and income tax expense of $5.4 million for the quarter ended June 30, 2009.

The variance in income tax for the second quarter of 2010 when compared with the first quarter of 2010 was mainly due to an increase in income before tax on the Corporation’s Puerto Rico businesses and lower net exempt interest income. Also, income tax expense increased when compared to the prior quarter due to the recognition of previously unrecognized tax benefits during the quarter ended March 31, 2010.

The increase in income tax expense for the second quarter of 2010 when compared with the same quarter in 2009 was primarily due to an increase in income before tax on the Corporation’s Puerto Rico businesses, a reduction in net exempt interest income and an increase in other non-deductible expenses.

Balance Sheet Comments:

The accompanying Exhibit A provides information on the principal categories of the Corporation’s balance sheet as of June 30, 2010, March 31, 2010 and June 30, 2009, and the following sections provide more detailed information.

Investment securities

The Corporation’s portfolio of investment securities available-for-sale and held-to-maturity totaled $6.7 billion as of June 30, 2010 and March 31, 2010, compared with $7.6 billion as of June 30, 2009. The decline in investment securities from June 30, 2009 to the same date in 2010 was mainly associated with maturities and prepayments of investment securities. The proceeds from these activities were not fully reinvested as part of a strategy to deleverage the balance sheet.

Loans

The following table provides a breakdown of the Corporation’s loan portfolio as of period-end, which represents the principal category of earning assets. The loans acquired in the Westernbank FDIC-assisted transaction which are subject to the loss sharing agreements are presented as covered loans in a separate loan category in the table below.

(In billions)	June 30, 2010	March 31, 2010	Variance	June 30, 2009	Variance
Non-covered loans:
Commercial	$11.8	$12.3	($0.5)	$13.1	($1.3)
Construction	1.5	1.6	(0.1)	2.0	(0.5)
Mortgage	4.8	4.7	0.1	4.7	0.1
Consumer	3.9	3.9	-	4.3	(0.4)
Lease Financing	0.6	0.7	(0.1)	0.7	(0.1)
Total non-covered loans	$22.6	$23.2	($0.6)	$24.8	($2.2)
Covered loans	4.1	-	4.1	-	4.1
Total loans	$26.7	$23.2	$3.5	$24.8	$1.9

The reduction in commercial and construction loans between March 31, 2010 and June 30, 2010 was principally due to lower loan origination activity and credit markets continuing to be tight, as well as net charge-offs for the quarter which amounted to $124.7 million on a combined basis. Also, the decrease in the commercial loan portfolio was associated with the Corporation’s decision to exit or downsize certain business lines at BPNA, which portfolios are currently in a run-off mode.

The reductions in commercial and construction loans from June 30, 2009 to June 30, 2010 were associated with similar factors described above as well as high levels of loan charge-offs. The decline in the consumer loan portfolio was mainly related to run-off of existing portfolios, principally exited lines of businesses at the BPNA operations, including E-LOAN, the impact of consumer loan net charge-offs and a decline in the BPPR reportable segment auto loan portfolio.

Deposits

A breakdown of the Corporation’s deposits as of period-end follows:

(In billions)	June 30, 2010	March 31, 2010	Variance	June 30, 2009	Variance

Demand *	$5.4	$5.1	$0.3	$5.1	$0.3
Savings	10.6	9.8	0.8	9.6	1.0
Time	11.1	10.5	0.6	12.2	(1.1)
Total deposits	$27.1	$25.4	$1.7	$26.9	$0.2
* Includes non-interest and interest bearing demand deposits

Brokered certificates of deposit, which are included as time deposits, amounted to $2.0 billion as of June 30, 2010 compared with $2.4 billion as of March 31, 2010 and $2.7 billion as of June 30, 2009.

The increase in time deposits from March 31, 2010 to June 30, 2010 of $1.0 billion, excluding brokered certificates of deposit, as well as the increases in demand and savings accounts were the result of the deposits assumed in the Westernbank FDIC-assisted transaction.

The increase in demand and savings accounts from June 30, 2009 to June 30, 2010 was principally related to the deposits assumed in the Westernbank FDIC-assisted transaction. The decrease in time deposits during such dates was influenced by a reduction in brokered certificates of deposit by $0.7 billion and a reduction in BPNA of approximately $1.0 billion, partially offset by increases in BPPR of $0.7 billion, including the impact of time deposits assumed as part of the Westernbank FDIC-assisted transaction.

Borrowings and capital

The accompanying Exhibit A also provides information on borrowings and stockholders’ equity as of June 30, 2010, March 31, 2010, and June 30, 2009.

The Corporation’s borrowings amounted to $10.5 billion as of June 30, 2010, compared with $5.0 billion as of March 31, 2010 and $5.6 billion as of June 30, 2009. The increase in borrowings from March 31, 2010 to June 30, 2010 was related to the purchase money note issued to the FDIC in relation to the FDIC-assisted transaction, which has a carrying amount of $5.7 billion as of quarter end. The increase in borrowings from June 30, 2009 to June 30, 2010 was also principally related to the issuance of the FDIC purchase money note, partially offset by a reduction in repurchase agreements.

Stockholders’ equity totaled $3.6 billion as of June 30, 2010, compared with $2.5 billion as of March 31, 2010 and $2.9 billion as of June 30, 2009. The increase in stockholders’ equity from March 31, 2010 was due to the aforementioned issuance of depositary shares and conversion to common stock during the second quarter of 2010.

Popular, Inc.’s capital ratios continued to exceed all “well-capitalized” regulatory benchmarks as of June 30, 2010. Below is a summary of the Corporation’s estimated regulatory capital ratios as of June 30, 2010 and March 31, 2010.

	June 30, 2010	March 31, 2010	Minimum required
Tier 1 risk-based capital	12.56%	9.51%	4.00%
Total risk-based capital	13.86%	10.97%	8.00%
Tier 1 leverage	8.79%	7.34%	3.00% - 4.00%

Rules adopted by the federal banking agencies provide that a depository institution will be deemed to be well capitalized if it maintains a leverage ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 6% and a total risk-based capital ratio of at least 10%.

The Corporation’s tangible common equity amounted to $2.8 billion as of June 30, 2010 compared to $1.8 billion as of March 31, 2010. The Corporation’s Tier 1 common equity to risk-weighted assets ratio was 9.22% as of June 30, 2010 and 6.12% as of March 31, 2010.

Regulatory capital requirements for banking institutions are based on Tier 1 and Total capital, which include both common stock and certain qualifying preferred stock.

Reconciliation of Non-GAAP Financial Measures:

The tables below present a reconciliation of tangible common equity to total stockholders’ equity and Tier 1 common equity to common stockholders’ equity. Ratios calculated based upon Tier 1 common equity have become a focus of regulators and investors, and management believes ratios based on Tier 1 common equity assist investors in analyzing the Corporation’s capital position. Because Tier 1 common equity is not formally defined by GAAP or, unlike Tier 1 capital, codified in the federal banking regulations, this measure is considered to be a non-GAAP financial measure.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, the Corporation has procedures in place to calculate these measures using the appropriate GAAP or regulatory components. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP.

The following table provides a reconciliation of total stockholders’ equity to tangible common equity:

(In thousands)	June 30, 2010	March 31, 2010
Total stockholders’ equity	$3,603,447	$2,487,201
Less: Preferred stock	(50,160)	(50,160)
Less: Goodwill	(710,579)	(604,349)
Less: Other intangibles	(63,721)	(41,762)
Total tangible common equity	$2,778,987	$1,790,930

The following table provides a reconciliation of common stockholders’ equity (GAAP) to Tier 1 common equity (non-GAAP):

(In thousands)	June 30, 2010	March 31, 2010
Common stockholders’ equity	$3,553,287	$2,437,041
Less: Unrealized gains on available for sale securities, net of tax (1)	(191,673)	(122,325)
Less: Disallowed deferred tax assets (2)	(183,759)	(210,142)
Less: Intangible assets:
Goodwill	(710,579)	(604,349)
Other disallowed intangibles	(34,880)	(14,467)
Less: Aggregate adjusted carrying value of all non-financial equity investments	(1,785)	(2,220)
Add: Pension liability adjustment, net of tax and accumulated net gains (losses) on cash flow hedges (3)	75,669	78,373
Total Tier 1 common equity	$2,506,280	$1,561,911
(1) In accordance with regulatory risk-based capital guidelines, Tier 1 capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.
(2) Approximately $186 million of the Corporation’s $347 million of net deferred tax assets as of June 30, 2010 ($165 million and $366 million, respectively as of March 31, 2010), were included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $184 million of such assets as of June 30, 2010 ($210 million as of March 31, 2010) exceeded the limitation imposed by these guidelines and, as “disallowed deferred tax assets,” were deducted in arriving at Tier 1 capital. The remaining $23 million of the Corporation’s other net deferred tax assets as of June 30, 2010 ($9 million as of March 31, 2010) represented primarily the following items (a) the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines; (b) the deferred tax asset corresponding to the pension liability adjustment recorded as part of accumulated other comprehensive income; and (c) the deferred tax liability associated with goodwill and other intangibles.
(3) The Federal Reserve Bank has granted interim capital relief for the impact of pension liability adjustment.

Forward-Looking Statements:

The information included in this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors that might cause such a difference include, but are not limited to (i) the rate of declining growth in the economy and employment levels, as well as general business and economic conditions; (ii) changes in interest rates, as well as the magnitude of such changes; (iii) the fiscal and monetary policies of the federal government and its agencies; (iv) changes in federal bank regulatory and supervisory policies, including required levels of capital; (v) the relative strength or weakness of the consumer and commercial credit sectors and of the real estate markets in Puerto Rico and the other markets in which borrowers are located; (vi) the performance of the stock and bond markets; (vii) competition in the financial services industry; (viii) possible legislative, tax or regulatory changes; and (ix) difficulties in combining the operations of acquired entities. For a discussion of such factors and certain risks and uncertainties to which the Corporation is subject, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009 and the Form 10-Q for the quarter ended March 31, 2010, as well as its filings with the U.S. Securities and Exchange Commission. Other than to the extent required by applicable law, including the requirements of applicable securities laws, the Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

* * *

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks 34th by assets among U.S. banks. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California. Popular provides processing technology services through its processing subsidiary EVERTEC, which processes approximately 1.1 billion transactions annually in the Caribbean and Latin America.

* * *

An electronic version of this press release can be found at the Corporation’s website, www.popular.com.

EXHIBIT A

POPULAR, INC.
Financial Summary
(Unaudited)

	Quarter ended		2nd Quarter	Quarter ended	2nd Quarter 2010
	June 30,		2010 vs 2009	March 31,	vs 1st Quarter 2010
	2010	2009	$ Variance	2010	$ Variance
Summary of Operations --- (In thousands, except share information)

Interest income	$456,721	$471,046	($14,325)	$427,195	$29,526
Interest expense	177,745	187,986	(10,241)	158,278	19,467

Net interest income	278,976	283,060	(4,084)	268,917	10,059
Provision for loan losses	202,258	349,444	(147,186)	240,200	(37,942)

Net interest income after provision for loan losses	76,718	(66,384)	143,102	28,717	48,001

Net gain on sale and valuation adjustments of investment securities	397	53,705	(53,308)	81	316
Trading account profit (loss)	2,464	16,839	(14,375)	(223)	2,687
Loss on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	(9,311)	(13,453)	4,142	(12,222)	2,911
Fair value adjustment of FDIC equity appreciation instrument	24,394	-	24,394	-	24,394
Accretion of FDIC loss-share indemnification asset	23,334	-	23,334	-	23,334
Other non-interest income	174,580	168,748	5,832	170,230	4,350

Total non-interest income	215,858	225,839	(9,981)	157,866	57,992

Personnel costs	138,032	136,206	1,826	120,932	17,100
Other operating expenses	190,384	194,439	(4,055)	159,981	30,403

Total operating expenses	328,416	330,645	(2,229)	280,913	47,503

Loss from continuing operations before income tax	(35,840)	(171,190)	135,350	(94,330)	58,490
Income tax expense (benefit)	19,988	5,393	14,595	(9,275)	29,263

Loss from continuing operations, net of income tax	(55,828)	(176,583)	120,755	(85,055)	29,227
Loss from discontinued operations, net of income tax	-	(6,599)	6,599	-	-

Net loss	($55,828)	($183,182)	$127,354	($85,055)	$29,227

Net loss applicable to common stock (1)	($247,495)	($207,810)	($39,685)	($85,055)	($162,440)

Loss per common share: (1)
Basic and diluted loss per common share from continuing operations	($0.29)	($0.71)		($0.13)
Basic and diluted loss per common share from discontinued operations	-	($0.03)		-
Basic and diluted loss per common share - Total	($0.29)	($0.74)		($0.13)

Average common shares outstanding	853,010,208	281,888,394		639,003,599
Average common shares outstanding - assuming dilution	853,010,208	281,888,394		639,003,599
Common shares outstanding at end of period	1,022,695,797	282,031,548		639,539,900

Market value per common share	$2.68	$2.20		$2.91
Book value per common share	$3.47	$5.01		$3.81

Market Capitalization --- (In millions)	$2,741	$620		$1,861

Selected Average Balances --- (In millions)
Total assets	$39,816	$37,048	$2,768	$33,916	$5,900
Stockholders' equity	3,217	3,002	215	2,419	798

Selected Financial Data at Period-End --- (In millions)
Total assets	$42,444	$36,499	$5,945	$33,832	$8,612
Loans (2)	26,647	24,850	1,797	23,185	3,462
Earning assets (2)	36,336	34,070	2,266	31,472	4,864
Deposits	27,114	26,913	201	25,360	1,754
Borrowings	10,546	5,587	4,959	5,044	5,502
Interest bearing liabilities	32,866	28,092	4,774	25,928	6,938
Stockholders' equity	3,603	2,900	703	2,487	1,116

Performance Ratios
Net interest yield from continuing operations (3)	3.21%	3.27%		3.44%
Return on assets	(0.56)	(1.98)		(1.02)
Return on common equity	(7.75)	(53.48)		(14.56)

(1) Refer to table included in press release for a reconciliation of loss per common share.
(2) Includes $1 million in loans from discontinued operations as of June 30, 2009.
(3) Not on a taxable equivalent basis.

Notes: Certain reclassifications may have been made to prior periods to conform with this quarter presentation.

EXHIBIT A (CONTINUED)

POPULAR, INC.
Financial Summary
(Unaudited)

	For the six months ended
	June 30,
	2010	2009	$ Variance
Summary of Operations --- (In thousands, except share information)

Interest income	$883,916	$960,238	($76,322)
Interest expense	336,023	404,692	(68,669)

Net interest income	547,893	555,546	(7,653)
Provision for loan losses	442,458	721,973	(279,515)

Net interest income after provision for loan losses	105,435	(166,427)	271,862

Net gain on sale and valuation adjustments of investment securities	478	229,851	(229,373)
Trading account profit	2,241	23,662	(21,421)
Loss on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	(21,533)	(27,266)	5,733
Fair value adjustment of FDIC equity appreciation instrument	24,394	-	24,394
Accretion of FDIC loss-share indemnification asset	23,334	-	23,334
Other non-interest income	344,810	334,323	10,487

Total non-interest income	373,724	560,570	(186,846)

Personnel costs	258,964	281,497	(22,533)
Other operating expenses	350,365	353,345	(2,980)

Total operating expenses	609,329	634,842	(25,513)

Loss from continuing operations before income tax	(130,170)	(240,699)	110,529
Income tax expense (benefit)	10,713	(21,540)	32,253

Loss from continuing operations, net of income tax	(140,883)	(219,159)	78,276
Loss from discontinued operations, net of income tax	-	(16,545)	16,545

Net loss	($140,883)	($235,704)	$94,821

Net loss applicable to common stock (1)	($332,550)	($285,010)	($47,540)

Loss per common share: (1)
Basic and diluted loss per common share from continuing operations	($0.45)	($0.95)
Basic and diluted loss per common share from discontinued operations	-	($0.06)
Basic and diluted loss per common share - Total	($0.45)	($1.01)

Dividends declared per common share	-	$0.02

Average common shares outstanding	746,598,082	281,861,563
Average common shares outstanding - assuming dilution	746,598,082	281,861,563
Common shares outstanding at end of period	1,022,695,797	282,031,548

Market value per common share	$2.68	$2.20
Book value per common share	$3.47	$5.01

Market Capitalization --- (In millions)	$2,741	$620

Selected Average Balances --- (In millions)
Total assets	$36,883	$37,739	($856)
Stockholders' equity	2,820	3,057	(237)

Performance Ratios
Net interest yield from continuing operations (2)	3.32%	3.17%
Return on assets	(0.77)	(1.26)
Return on common equity	(10.80)	(35.08)

(1) Refer to table included in press release for a reconciliation of loss per common share.
(2) Not on a taxable equivalent basis.

Notes: Certain reclassifications may have been made to prior periods to conform with this quarter presentation.

EXHIBIT B

POPULAR, INC.
Financial Summary - Segment Reporting
(Unaudited)

	Quarter ended June 30, 2010
	BPPR	BPNA	EVERTEC	Intersegment Eliminations	Total Reportable Segments
Summary of Operations --- (In thousands)

Net interest income (expense)	$232,140	$75,323	($275)	$0	$307,188
Provision for loan losses	122,267	79,991	-	-	202,258

Net interest income after provision for loan losses	109,873	(4,668)	(275)	-	104,930

Net (loss) gain on sale and valuation adjustments of investment securities	(5)	402	-	-	397
Trading account profit	2,464	-	-	-	2,464
Loss on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	(7,375)	(3,716)	-	-	(11,091)
Other non-interest income (service charges on deposits, other service fees and other)	174,796	19,240	65,402	(37,427)	222,011

Total non-interest income	169,880	15,926	65,402	(37,427)	213,781

Personnel costs	83,283	27,263	20,665	(56)	131,155
Other operating expenses	154,687	41,020	25,396	(37,460)	183,643

Total operating expenses	237,970	68,283	46,061	(37,516)	314,798

Income (loss) from continuing operations, before income tax	41,783	(57,025)	19,066	89	3,913
Income tax expense	16,248	798	7,284	37	24,367
Income (loss) from continuing operations, net of income tax	25,535	(57,823)	11,782	52	(20,454)
Loss from discontinued operations, net of income tax	-	-	-	-	-

Net income (loss)	$25,535	($57,823)	$11,782	$52	($20,454)

	Quarter ended June 30, 2010
	Corporate	Eliminations	Popular, Inc.
Summary of Operations --- (In thousands)

Net interest (expense) income	($28,375)	$163	$278,976
Provision for loan losses	-	-	202,258

Net interest income after provision for loan losses	(28,375)	163	76,718

Net gain on sale and valuation adjustments of investment securities	-	-	397
Trading account profit	-	-	2,464
Gain (loss) on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	1,780	-	(9,311)
Other non-interest income (service charges on deposits, other service fees and other)	3,417	(3,120)	222,308

Total non-interest income	5,197	(3,120)	215,858

Personnel costs	7,187	(310)	138,032
Other operating expenses	7,792	(1,051)	190,384

Total operating expenses	14,979	(1,361)	328,416

Loss from continuing operations, before income tax	(38,157)	(1,596)	(35,840)
Income tax (benefit) expense	(4,345)	(34)	19,988
Loss from continuing operations, net of income tax	(33,812)	(1,562)	(55,828)
Loss from discontinued operations, net of income tax	-	-	-

Net loss	($33,812)	($1,562)	($55,828)

EXHIBIT B (CONTINUED)

POPULAR, INC.
Financial Summary - Segment Reporting
(Unaudited)

	Quarter ended March 31, 2010
	BPPR	BPNA	EVERTEC	Intersegment Eliminations	Total Reportable Segments
Summary of Operations --- (In thousands)

Net interest income (expense)	$219,363	$78,854	($227)	$0	$297,990
Provision for loan losses	108,372	131,828	-	-	240,200

Net interest income after provision for loan losses	110,991	(52,974)	(227)	-	57,790

Net gain (loss) on sale and valuation adjustments of investment securities	87	(6)	-	-	81
Trading account loss	(223)	-	-	-	(223)
Loss on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	(10,715)	(1,460)	-	-	(12,175)
Other non-interest income (service charges on deposits, other service fees and other)	121,568	18,025	62,197	(37,450)	164,340

Total non-interest income	110,717	16,559	62,197	(37,450)	152,023

Personnel costs	69,341	23,933	20,578	(119)	113,733
Other operating expenses	124,326	43,036	24,100	(37,336)	154,126

Total operating expenses	193,667	66,969	44,678	(37,455)	267,859

Income (loss) from continuing operations, before income tax	28,041	(103,384)	17,292	5	(58,046)
Income tax expense	1,015	786	7,113	2	8,916
Income (loss) from continuing operations, net of income tax	27,026	(104,170)	10,179	3	(66,962)
Loss from discontinued operations, net of income tax	-	-	-	-	-

Net income (loss)	$27,026	($104,170)	$10,179	$3	($66,962)

	Quarter ended March 31, 2010
	Corporate	Eliminations	Popular, Inc.
Summary of Operations --- (In thousands)

Net interest (expense) income	($29,235)	$162	$268,917
Provision for loan losses	-	-	240,200

Net interest income after provision for loan losses	(29,235)	162	28,717

Net gain on sale and valuation adjustments of investment securities	-	-	81
Trading account loss	-	-	(223)
Loss on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	(47)	-	(12,222)
Other non-interest income (service charges on deposits, other service fees and other)	6,595	(705)	170,230

Total non-interest income	6,548	(705)	157,866

Personnel costs	7,288	(89)	120,932
Other operating expenses	6,994	(1,139)	159,981

Total operating expenses	14,282	(1,228)	280,913

(Loss) income from continuing operations, before income tax	(36,969)	685	(94,330)
Income tax (benefit) expense	(18,406)	215	(9,275)
(Loss) Income from continuing operations, net of income tax	(18,563)	470	(85,055)
Loss from discontinued operations, net of income tax	-	-	-

Net (loss) income	($18,563)	$470	($85,055)

EXHIBIT B (CONTINUED)

POPULAR, INC.
Financial Summary - Segment Reporting
(Unaudited)

	Quarter ended June 30, 2009
	BPPR	BPNA	EVERTEC	Intersegment Eliminations	Total Reportable Segments
Summary of Operations --- (In thousands)

Net interest income (expense)	$216,906	$80,821	($236)	$0	$297,491
Provision for loan losses	181,659	167,785	-	-	349,444

Net interest income after provision for loan losses	35,247	(86,964)	(236)	-	(51,953)

Net gain on sale and valuation adjustments of investment securities	44,885	-	7,869	-	52,754
Trading account profit	16,839	-	-	-	16,839
Gain (loss) on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	578	(14,031)	-	-	(13,453)
Other non-interest income (service charges on deposits, other service fees and other)	123,131	19,757	62,613	(36,866)	168,635

Total non-interest income	185,433	5,726	70,482	(36,866)	224,775

Personnel costs	75,612	30,866	20,844	(248)	127,074
Other operating expenses	135,813	61,337	24,364	(36,456)	185,058

Total operating expenses	211,425	92,203	45,208	(36,704)	312,132

Income (loss) from continuing operations, before income tax	9,255	(173,441)	25,038	(162)	(139,310)
Income tax expense (benefit)	2,425	788	6,953	(66)	10,100
Income (loss) from continuing operations, net of income tax	6,830	(174,229)	18,085	(96)	(149,410)
Loss from discontinued operations, net of income tax	-	-	-	-	-

Net income (loss)	$6,830	($174,229)	$18,085	($96)	($149,410)

	Quarter ended June 30, 2009
	Corporate	Eliminations and Discontinued Operations	Popular, Inc.
Summary of Operations --- (In thousands)

Net interest (expense) income	($14,698)	$267	$283,060
Provision for loan losses	-	-	349,444

Net interest income after provision for loan losses	(14,698)	267	(66,384)

Net gain on sale and valuation adjustments of investment securities	951	-	53,705
Trading account profit	-	-	16,839
Loss on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	-	-	(13,453)
Other non-interest income (service charges on deposits, other service fees and other)	2,042	(1,929)	168,748

Total non-interest income	2,993	(1,929)	225,839

Personnel costs	9,132	-	136,206
Other operating expenses	10,917	(1,536)	194,439

Total operating expenses	20,049	(1,536)	330,645

Loss from continuing operations, before income tax	(31,754)	(126)	(171,190)
Income tax (benefit) expense	(4,645)	(62)	5,393
Loss from continuing operations, net of income tax	(27,109)	(64)	(176,583)
Loss from discontinued operations, net of income tax	-	(6,599)	(6,599)

Net loss	($27,109)	($6,663)	($183,182)

EXHIBIT B (CONTINUED)

POPULAR, INC.
Financial Summary - Segment Reporting
(Unaudited)

	Six months ended June 30, 2010
	BPPR	BPNA	EVERTEC	Intersegment Eliminations	Total Reportable Segments
Summary of Operations --- (In thousands)

Net interest income (expense)	$451,503	$154,177	($502)	$0	$605,178
Provision for loan losses	230,639	211,819	-	-	442,458

Net interest income after provision for loan losses	220,864	(57,642)	(502)	-	162,720

Net gain on sale and valuation adjustments of investment securities	82	396	-	-	478
Trading account profit	2,241	-	-	-	2,241
Loss on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	(18,090)	(5,176)	-	-	(23,266)
Other non-interest income (service charges on deposits, other service fees and other)	296,364	37,265	127,599	(74,877)	386,351

Total non-interest income	280,597	32,485	127,599	(74,877)	365,804

Personnel costs	152,624	51,196	41,243	(175)	244,888
Other operating expenses	279,013	84,056	49,496	(74,796)	337,769

Total operating expenses	431,637	135,252	90,739	(74,971)	582,657

Income (loss) from continuing operations, before income tax	69,824	(160,409)	36,358	94	(54,133)
Income tax expense	17,263	1,584	14,397	39	33,283
Income (loss) from continuing operations, net of income tax	52,561	(161,993)	21,961	55	(87,416)
Loss from discontinued operations, net of income tax	-	-	-	-	-

Net income (loss)	$52,561	($161,993)	$21,961	$55	($87,416)

	Six months ended June 30, 2010
	Corporate	Eliminations	Popular, Inc.
Summary of Operations --- (In thousands)

Net interest (expense) income	($57,610)	$325	$547,893
Provision for loan losses	-	-	442,458

Net interest income after provision for loan losses	(57,610)	325	105,435

Net gain on sale and valuation adjustments of investment securities	-	-	478
Trading account profit	-	-	2,241
Gain (loss) on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	1,733	-	(21,533)
Other non-interest income (service charges on deposits, other service fees and other)	10,012	(3,825)	392,538

Total non-interest income	11,745	(3,825)	373,724

Personnel costs	14,475	(399)	258,964
Other operating expenses	14,786	(2,190)	350,365

Total operating expenses	29,261	(2,589)	609,329

Loss from continuing operations, before income tax	(75,126)	(911)	(130,170)
Income tax (benefit) expense	(22,751)	181	10,713
Loss from continuing operations, net of income tax	(52,375)	(1,092)	(140,883)
Loss from discontinued operations, net of income tax	-	-	-

Net loss	($52,375)	($1,092)	($140,883)

EXHIBIT B (CONTINUED)

POPULAR, INC.
Financial Summary - Segment Reporting
(Unaudited)

	Six months ended June 30, 2009
	BPPR	BPNA	EVERTEC	Intersegment Eliminations	Total Reportable Segments
Summary of Operations --- (In thousands)

Net interest income (expense)	$433,068	$157,341	($481)	$0	$589,928
Provision for loan losses	332,993	388,980	-	-	721,973

Net interest income after provision for loan losses	100,075	(231,639)	(481)	-	(132,045)

Net gain on sale and valuation adjustments of investment securities	227,620	-	7,869	-	235,489
Trading account profit	23,662	-	-	-	23,662
Gain (loss) on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	7,227	(34,493)	-	-	(27,266)
Other non-interest income (service charges on deposits, other service fees and other)	237,745	43,990	124,141	(73,135)	332,741

Total non-interest income	496,254	9,497	132,010	(73,135)	564,626

Personnel costs	152,958	68,277	42,997	(477)	263,755
Other operating expenses	257,389	105,531	48,501	(72,414)	339,007

Total operating expenses	410,347	173,808	91,498	(72,891)	602,762

Income (loss) from continuing operations, before income tax	185,982	(395,950)	40,031	(244)	(170,181)
Income tax (benefit) expense	(659)	(8,245)	12,065	(98)	3,063
Income (loss) from continuing operations, net of income tax	186,641	(387,705)	27,966	(146)	(173,244)
Loss from discontinued operations, net of income tax	-	-	-	-	-

Net income (loss)	$186,641	($387,705)	$27,966	($146)	($173,244)

	Six months ended June 30, 2009
	Corporate	Eliminations and Discontinued Operations	Popular, Inc.
Summary of Operations --- (In thousands)

Net interest (expense) income	($34,915)	$533	$555,546
Provision for loan losses	-	-	721,973

Net interest income after provision for loan losses	(34,915)	533	(166,427)

Net gain on sale and valuation adjustments of investment securities	(5,638)	-	229,851
Trading account profit	-	-	23,662
Loss on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	-	-	(27,266)
Other non-interest income (service charges on deposits, other service fees and other)	5,036	(3,454)	334,323

Total non-interest income	(602)	(3,454)	560,570

Personnel costs	17,742	-	281,497
Other operating expenses	17,843	(3,505)	353,345

Total operating expenses	35,585	(3,505)	634,842

(Loss) income from continuing operations, before income tax	(71,102)	584	(240,699)
Income tax (benefit) expense	(24,818)	215	(21,540)
(Loss) income from continuing operations, net of income tax	(46,284)	369	(219,159)
Loss from discontinued operations, net of income tax	-	(16,545)	(16,545)

Net loss	($46,284)	($16,176)	($235,704)

CONTACT:
Popular, Inc.
Investor Relations:
Jorge A. Junquera, Chief Financial Officer
Senior Executive Vice President
787-754-1685
or
Media Relations:
Teruca Rullán, Senior Vice President
Corporate Communications
787-281-5170 or 917-679-3596/mobile